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                                                                    Exhibit 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-4489) pertaining to the Sola Optical 401 (K) Savings Plan, the Registration Statement and amendments (Form S-8 No. 33-93788, 333-14749 and 333-61797) pertaining to the Sola International Inc. Stock Option Plan and the Sola Investors' Stock Option Plan of Sola International Inc. and the Registration Statement (Form S-3 No. 333-45929) pertaining to the registration of $250,000,000 of common stock and/or debt securities of our report dated May 6, 1999, with respect to the consolidated financial statements and schedule of Sola International Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2000.


                                                 /s/Ernst & Young LLP



Palo Alto, California
June 14, 2000